CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Aspiration Flagship Fund and Aspiration Redwood Fund, each a series of Aspiration Funds, and the incorporation by reference of our report dated November 30, 2015, relating to the financial statements and financial highlights of Aspiration Flagship Fund, for the period ended September 30, 2015, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 28, 2016